EXHIBIT 4.8

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION (TOGETHER, THE “SECURITIES LAWS”) AND MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED OR ENCUMBERED IN THE ABSENCE OF COMPLIANCE WITH SUCH SECURITIES LAWS AND UNTIL THE ISSUER THEREOF SHALL HAVE RECEIVED AN OPINION FROM COUNSEL ACCEPTABLE TO IT THAT THE PROPOSED DISPOSITION WILL NOT VIOLATE ANY APPLICABLE SECURITIES LAWS.

CERTIFICATE NO: 2

PROMISSORY NOTE

$2,500,000.00	September 28, 2009

FOR VALUE RECEIVED, Hunter Bates Mining Corporation, a corporation organized and existing under the laws of the State of Minnesota (“Issuer”), hereby unconditionally promises to pay to the order of Wits Basin Precious Minerals Inc., a Minnesota corporation, or its successors and assigns (the “Holder”), the principal sum of Two Million Five Hundred Thousand Dollars and 00/100 Cents ($2,500,000.00) (the “Principal”) plus interest on the unpaid Principal at a per annum rate equal to six percent (6%) compounded annually.  Interest shall be calculated on a basis of the actual number of days elapsed over a year of 365 days, commencing as of the date hereof.

1.           Payment of Principal and Interest.  Subject to acceleration or earlier payment as provided for elsewhere in this Note, the Principal, and any accrued and unpaid interest thereon, shall be payable in installments of $150,000, commencing on December 31, 2009 and then quarterly (on March 31, June 30 and September 30) thereafter for the next 15 calendar quarters, with all remaining outstanding Principal and interest accrued and unpaid thereon being due and payable on December 31, 2013 (the “Maturity Date”).  Issuer shall make all payments payable in cash under this Note in lawful money of the United States.  All payments paid by Issuer to Holder under this Note shall be applied in the following order of priority:  (a) to amounts, other than Principal and interest, due to Holder pursuant to this Note for all costs of collection of any kind, including reasonable attorneys’ fees and expenses; (b) to accrued but unpaid interest on this Note; and (c) to the unpaid Principal.  If Issuer makes any payment of Principal, interest or other amounts upon the indebtedness by check, draft, or other remittance, Holder shall not be deemed to have received such payment until Holder actually receives the payment instrument.

2.           Acceleration of Maturity Date.  If, prior to the satisfaction in full of Issuer’s payment obligations under this Note, Issuer either (i) generates net revenues in excess of $2,000,000 during any fiscal year, (ii) completes one or more financings in the aggregate amount of $10,000,000 or (iii) completes a Change in Control (as defined herein), Holder shall be entitled, at its option and with written notice delivered to Issuer, accelerate all outstanding Principal and interest accrued and unpaid thereon to be immediately due and payable.  For purposes of this Note, a “Change in Control” shall mean: (a) the acquisition, directly or indirectly, following the date hereof by any person (as such term is defined in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), in one transaction or a series of related transactions, of securities of the Company representing in excess of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities if such person or his or its affiliate(s) do not own in excess of 50% of such voting power on the date of this Note; or (b) the future disposition by Issuer (whether direct or indirect, by sale of assets or stock, merger, consolidation or otherwise) of all or substantially all of its business and/or assets in one transaction or series of related transactions (other than a merger effected exclusively for the purpose of changing the domicile of Issuer).

3.           Prepayment.  This Note may be prepaid in cash or other immediately available funds, in whole or in part, by Issuer at any time and from time to time, without premium or penalty (a “Prepayment”).

4.           Waiver.  Payment of Principal and interest due under this Note shall be made without presentment or demand.  The Issuer and all others at any time liable directly or indirectly (including, without limitation, the Issuer, any co-makers, endorsers, sureties and guarantors, all of which are referred to herein as “Parties”), severally waive presentment, demand and protest, notice of protest, demand, and dishonor, and nonpayment of this Note, and all diligence in collection and agree to pay all costs of collection when incurred, including reasonable attorneys’ fees, and to perform and comply with each of the covenants, conditions, provisions, and agreements of the Issuer contained in every instrument now evidencing the indebtedness.  No release by Holder of any security for payment of the Note or any modification or restructuring in respect of any lien or security interest held or at any time obtained or acquired by Holder for payment of such Note shall operate to release, discharge, impair or alter the liability of any Party liable at any time directly or indirectly for payment of such indebtedness.

5.           Renewal and Modification.  Issuer further agrees that the Note may be from time to time, extended, renewed, modified, rearranged, or evidenced by one or more other notes or obligations in substitution for this Note and upon and for such term or terms agreed to by Issuer and Holder in writing, and with or without notice to other Parties.  Issuer agrees that upon and after such extension, renewal, modification, rearrangement, substitution, or other change in form of the indebtedness, each of the other Parties shall remain liable in respect of the indebtedness so renewed, extended, modified, rearranged, or otherwise evidenced in the same capacity and to the same extent as prior thereto.  No release or discharge (in whole or in part) of any Party hereto by Holder shall in any manner impair, release, discharge, or alter the liability of any other Party.

6.           Events of Default.  Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Note: (a) Issuer shall fail to pay when due any Principal or interest on this Note and such failure is not remedied within five (5) days after written notice thereof by Holder; (b) Issuer’s assignment for the benefit of creditors, or filing of a petition in bankruptcy or for reorganization or to effect a plan or arrangement with creditors; (c) Issuer’s application for, or voluntary permission of, the appointment of a receiver of trustee for any or all Company property; (d) any action or proceeding described in the foregoing paragraphs (b) or (c) is commenced against Issuer and such action or proceeding is not vacated within sixty (60) days of its commencement; and (e) Issuer’s dissolution or liquidation.

7.           Rights and Remedies.  Upon the occurrence, and during the continuation, of an Event of Default (a) all Principal and accrued and unpaid interest thereon shall, at the option of Holder, and upon written notice to Holder delivered to Issuer, immediately become due and payable, (b) Holder shall have all rights, powers and remedies available to it under any applicable law or as otherwise provided at law or in equity; and (c) Issuer shall pay to Holder, in addition to the sums stated above, the costs of collection, regardless of whether litigation is commenced, including reasonable attorneys’ fees.

Holder may employ an attorney to enforce its rights and remedies hereunder and Issuer hereby agrees to pay Holder’s reasonable attorneys’ fees and other reasonable expenses, including reasonable expenses relating to any assistance provided by Holder to Issuer in resolving such defaults and amounts incurred by Holder in exercising any of Holder’s rights and remedies upon an Event of Default.  Holder’s rights and remedies under this Note shall be cumulative.  Holder shall have all other rights and remedies not inconsistent herewith as provided under the Uniform Commercial Code as in effect in the State of Minnesota, or otherwise by law, or in equity.  No exercise by Holder of one right or remedy shall be deemed an election, and no waiver by Holder of any Event of Default shall be deemed a continuing waiver.  No delay by Holder shall constitute a waiver, election, or acquiescence by it.

8.           Revival and Reinstatement of Note.  To the extent that any payment to Holder or any payment or proceeds of any collateral received by Holder in reduction of the indebtedness is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, to Issuer (or Issuer’s successor) as a debtor-in-possession, or to a receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then the portion of the indebtedness intended to have been satisfied by such payment or proceeds shall remain due and payable hereunder, be evidenced by this Note, and shall continue in full force and effect as if such payment or proceeds had never been received by Holder whether or not this Note has been marked “paid” or otherwise canceled or satisfied or has been delivered to Issuer, and in such event Issuer shall be immediately obligated to return the original Note to Holder and any marking of “paid” or other similar marking shall be of no force and effect.

9.           Authority.  Issuer warrants and represents that the persons or officers who are executing this Note on behalf of Issuer have full right, power and authority to do so, and that this Note constitutes a valid and binding document, enforceable against Issuer in accordance with its terms, and that no other person, entity, or party is required to sign, approve, or consent to, this Note.

10.           Governing Law; Consent to Forum.  This Note shall be governed by the laws of the State of Minnesota without giving effect to any choice of law rules thereof;

11.           Transfer of Note.  Issuer shall not transfer any obligations hereunder without Holder’s prior written consent, which may be withheld in Holder’s sole and absolute discretion.  With the prior written consent of Issuer, which shall not be unreasonably withheld, conditioned, or delayed, Holder may participate, sell, assign, transfer or otherwise dispose of all or any portion of its interest in this Note (including Holder’s rights, title, interests, remedies, powers and duties hereunder) to a purchaser, participant, any syndicate, or any other Person (each, a “Note Purchaser”).  In connection with any such disposition (and thereafter), Holder may, with adequate safeguards of confidentiality in a manner satisfactory to Issuer, disclose any financial information Holder may have concerning Issuer to any such Note Purchaser or potential Note Purchaser.

12.           Further Assurances.  Issuer agrees to execute and deliver such further documents and to do such other acts as Holder may request in order to effect or carry out the terms of this Note and the due performance of Issuer’s obligations hereunder and thereunder.

13.           Miscellaneous.

(a)           Issuer hereby waives presentment, demand, protest, and notice of dishonor and protest.  No waiver of any right or remedy of the Holder under this Note shall be valid unless in a writing executed by the Holder and any such waiver shall be effective only in the specific instance and for the specific purpose given.  All rights and remedies of the Holder of this Note shall be cumulative and may be exercised singly, concurrently, or successively.

(b)           Unless otherwise provided herein, any notice required or permitted to be given hereunder shall be given by Issuer to the Holder or the Holder to Issuer in accordance with the addresses provided in the initial paragraph hereof.

(c)           Any provision of this Note that is prohibited or unenforceable in any jurisdiction shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

(d)           The terms “include”, “including” and similar terms shall be construed as if followed by the phrase “without being limited to.”  The term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.”  Words of masculine, feminine or neuter gender shall mean and include the correlative words of the other genders, and words importing the singular number shall mean and include the plural number, and vice versa.  All article, section, schedule, and exhibit captions are used for convenient reference only and in no way define, limit or describe the scope or intent of, or in any way affect, any such article, section, schedule, or exhibit.  Unless the context of this Note clearly requires otherwise, references to the plural include the singular, references to the singular include the plural.  Any reference in this Note to this Note shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, and supplements thereto, as applicable. An Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by Holder or completely cured in accordance with the terms of this Note.

[The remainder of this page is intentionally blank.  Signature page follows.]

IN WITNESS WHEREOF, Issuer has executed and delivered this Note as of the date first stated above.

ISSUER: HUNTER BATES MINING CORPORATION By: /s/ Mark D. Dacko Name: Mark D. Dacko Title: Chief Financial Officer

Signature Page – Promissory Note